As filed with the Securities and Exchange Commission on December 22, 2021

Securities Act File No. 333-195076
Investment Company Act File No. 811-22955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 8

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 13

TEKLA HEALTHCARE OPPORTUNITIES FUND

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, 19th Floor

Boston, MA 02110
(617) 772-8500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Daniel R. Omstead, Ph.D.
100 Federal Street, 19th Floor

Boston, MA 02110

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher P. Harvey, Esq.
Dechert LLP
One International Place, 40th Floor

100 Oliver Street
Boston, MA 02110

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☐.

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 8 to the Registration Statement on Form N-2 (File No. 333-195076) of Tekla Healthcare Opportunities Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than the Items of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 8 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 8 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 25. Financial Statements and Exhibits

2.	Exhibits:

a.	(i)	Amended and Restated Declaration of Trust of the Registrant, dated as of June 11, 2014(2)

(ii)	Notice of Change of Trustee dated December 20, 2017(5)

(iii)	Notice of Change of Trustee dated December 13, 2018(6)

(iv)	Notice of Change of Trustee dated June 13, 2019(7)

(v)	Notice of Change of Trustee dated August 27, 2020(9)

(vi)	Notice of Change of Trustee dated June 16, 2021(11)

(vii)	Notice of Change of Trustee, filed herewith

b.	By-Laws of the Registrant, as amended(10)

c.	Not Applicable

d.	Not Applicable

e.	Form of Dividend Reinvestment and Stock Purchase Plan(2)

f.	Not Applicable

g.	Form of Investment Advisory Agreement between the Registrant and Tekla Capital Management, LLC(2)

h.	(i)	Form of Underwriting Agreement(2)

(ii)	Form of Master Selected Dealers Agreement(2)

(iii)	Form of Master Agreement Among Underwriters(2)

(iv)	Form of Wells Fargo Securities, LLC Structuring Fee Agreement(3)

(v)	Form of Morgan Stanley & Co. LLC Structuring Fee Agreement(3)

(vi)	Form of UBS Securities LLC Structuring Fee Agreement(3)

(vii)	Form of Raymond James & Associates, Inc. Structuring Fee Agreement(3)

(viii)	Form of Ameriprise Financial Services, Inc. Structuring Fee Agreement(3)

(ix)	Form of RBC Capital Markets, LLC Structuring Fee Agreement(3)

(x)	Form of Janney Montgomery Scott LLC Sales Incentive Fee Agreement(3)

(xi)	Form of D.A. Davidson & Co. Sales Incentive Fee Agreement(3)

(xii)	Form of Oppenheimer & Co. Inc. Sales Incentive Fee Agreement(3)

(xiii)	Form of Pershing LLC Sales Incentive Fee Agreement(3)

(xiv)	Form of Wedbush Securities Inc. Sales Incentive Fee Agreement(3)

i.	Not Applicable

j.	Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company(2)

k.	(i)	Form of Administration Agreement between Registrant and State Street Bank and Trust Company(2)

(ii)	Form of Transfer Agency and Service Agreement between Registrant and Computershare Inc. and Computershare Trust Company, N.A.(2)

(iii)	Form of Investor Support Services Agreement between Registrant and Destra Capital Investments LLC(2)

(iv)	Form of Distribution Assistance Agreement between the Investment Adviser and Destra Capital Investments LLC(2)

(v)	Support Services Agreement between the Registrant and Destra Capital Investments LLC dated January 1, 2016 (8)

(vi)	Assignment of Support Services Agreement with Destra Capital Investments LLC to Destra Capital Advisors LLC dated April 2, 2018(5)

l.	Opinion and Consent of Dechert LLP(4)

m.	Not Applicable

n.	(i)	Consent of Deloitte & Touche LLP(4)

(ii)	Powers of Attorney, dated June 9, 2014(1); Power of Attorney dated April 9, 2018(5); Power of Attorney dated December 13, 2018(6); Power of Attorney dated August 27, 2020(9), Power of Attorney dated November 30, 2021, filed herewith

o.	Not Applicable

p.	Form of Subscription Agreement(2)

q.	Not Applicable

r.	Code of Ethics of Registrant and its Investment Adviser(2)

(1)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on June 9, 2014.

(2)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on June 26, 2014.

(3)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on July 25, 2014.

(4)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-197683 and 811-22955, as filed with the Securities and Exchange Commission on July 28, 2014.

(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on April 18, 2018.

(6)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securites and Exchange Commission on March 12, 2019.

(7)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securites and Exchange Commission on June 20, 2019.

(8)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on June 19, 2017.

(9)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on September 10, 2020.

(10)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on January 5, 2021.

(11)	Incorporated by reference from the Registration Statement on Form N-2. File no. 333-195076 and 811-22955, as filed with the Securities and Exchange Commission on July 2, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 13th day of December, 2021.

TEKLA HEALTHCARE OPPORTUNITIES FUND

By:	/s/ Daniel R. Omstead
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel R. Omstead	Trustee and President (Principal Executive Officer)	December 22, 2021
Daniel R. Omstead

/s/ Laura Woodward	Treasurer (Principal Financial Officer)	December 22, 2021
Laura Woodward

/s/ Oleg M. Pohotsky*	Trustee and Chairman of the Board	December 22, 2021
Oleg M. Pohotsky

/s/ Jeffrey A. Bailey***	Trustee	December 22, 2021
Jeffrey A. Bailey

/s/ Kathleen L. Goetz	Trustee	December 22, 2021
Kathleen L. Goetz

/s/ Rakesh K. Jain*	Trustee	December 22, 2021
Rakesh K. Jain

/s/ Thomas M. Kent**	Trustee	December 22, 2021
Thomas M. Kent

/s/ William S. Reardon*	Trustee	December 22, 2021
William S. Reardon

*By: Daniel R. Omstead, as attorney in-fact of each person so indicated and pursuant to the powers of attorney previously filed on June 9, 2014.

**By: Daniel R. Omstead, as attorney in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 18, 2018.

*** By: Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on September 10, 2020.

EXHIBIT LIST

(a)(vii)	Notice of Change of Trustee

(n)(ii)	Power of Attorney dated November 30, 2021